Exhibit 10.1
SECOND AMENDED AND RESTATED EMPLOYEE SERVICES AGREEMENT
THIS SECOND AMENDED AND RESTATED EMPLOYEE SERVICES AGREEMENT (as amended, restated and otherwise modified, the "Agreement") is made by Marathon Petroleum Logistics Services LLC, a Delaware limited liability company ("MPLS"), MPLX GP LLC, a Delaware limited liability company ("GP"), and Marathon Pipe Line LLC, a Delaware limited liability company ("MPL").
WHEREAS, MPLS is engaged in the business of providing employee related services for the operation of midstream assets;
WHEREAS, GP is the general partner of MPLX LP, a Delaware limited partnership engaged in the business of owning and operating midstream petroleum industry assets including crude oil and refined products pipelines and storage facilities;
WHEREAS, MPL is a subsidiary of MPLX LP and is engaged in the business of pipeline transportation and storage of crude oil and refined products;
WHEREAS, the Parties deem it to be appropriate and in the best interests of each of them that MPLS provide certain Services to GP and MPL on the terms and conditions set forth herein;
WHEREAS, it is the intent of the Parties that such services be provided based on an arm's-length standard, and the Fees set forth on Annex B are intended to reflect such standard.
WHEREAS, on October 1, 2012 (the “Effective Date”), MPLS, GP, and MPL entered into that certain Employee Services Agreement (the “ESA”);

WHEREAS, on January 1, 2016, MPLS, GP, and MPL entered into the First Amendment to Employee Services Agreement, , as subsequently amended pursuant to that certain Amended and Restated Employee Services Agreement dated December 22, 2016 which together with the ESA constitute the “Original ESA”;

WHEREAS, pursuant to Section 12.3 of the Original ESA, MPLS, GP, and MPL now desire to amend and restate the terms and conditions of the Original ESA;

NOW, THEREFORE, in consideration of the forgoing and the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS

1.1 Definitions. As used in this Agreement:
(a)    "Additional Services" means the Additional Services as defined in Section 3.2. Any Additional Services provided pursuant to this Agreement shall be deemed to be "Services" under this Agreement.

(b)    "Affiliate" means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. For purposes of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether by contract or otherwise. Notwithstanding the foregoing, neither MPL nor any of the MPL Affiliated Entities shall be deemed to be Affiliates of MPLS or any of the MPLS Affiliated Entities.
(c)    "Agreement" means this Amended and Restated Employee Services Agreement and all Annexes attached and all amendments, modifications and changes thereto.
(d)    "Authorized Representative" means, for each Party, any of the individuals listed on Annex A under the name of such Party.
(e)    "Availed Party" has the meaning set forth in Section 8.2(a).
(f)    "Confidential Information" means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plant s or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (i) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (ii) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a Third Party under circumstances which are not known to the receiving Party to involve a breach of the Third Party's obligations to a Party or (iii) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement.
(g)    "Default Rate" means the rate per annum equal to the prime rate as established by Citibank, N. A. from time to time, plus 2.0%, compounded monthly.
(h)    "Effective Date" means October 1, 2012.
(i)    "Expenses" has the meaning set forth in Section 6.1.
(j)    "Fees" for the Services shall be as set forth on Annex B.
(k)    "GP" has the meaning set forth in the first paragraph of this Agreement.

(l)    "GP Indemnified Party" means GP and each of its directors, managers, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing.
(m)    "Indemnified Party" means a GP Indemnified Party, a MPL Indemnified Party or a MPLS Indemnified Party, as the case may be.
(n)    "Indemnifying Party" means a Party providing indemnification to another Party in accordance with the terms of this Agreement.
(o)    "Losses" means any damages, penalties, losses and expenses, including reasonable attorney fees, investigation and litigation expenses, incurred by an Indemnified Party.
(p)    '"MPL" has the meaning set forth in the first paragraph of this Agreement.
(q)    "MPL Affiliated Entity" means MPLX LP and each of MPLX LP's direct and indirect subsidiaries other than MPL.
(r)    "MPL Indemnified Party" means MPL, each MPL Affiliated Entity and each of their respective directors, managers, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing.
(s)    "MPLS" has the meaning set forth in the first paragraph of this Agreement.
(t)    "MPLS Affiliated Entity" means Marathon Petroleum Company LP and each of its direct and indirect subsidiaries other than MPLS.
(u)    "MPLS Indemnified Party" means MPLS, each MPLS Affiliated Entity and each of their respective directors, managers, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing.
(v)    "Omnibus Agreement'' means that certain Omnibus Agreement to be entered into by and among Marathon Petroleum Corporation, Marathon Petroleum Company LP, MPL Investment LLC, MPLX Pipe Line Holdings LP, MPLX LP, MPLX GP LLC, MPLX Operations LLC, MPLX Terminal and Storage LLC, Marathon Pipe Line LLC and Ohio River Pipe Line LLC.
(w)    "Party" means MPLS, GP or MPL, as applicable. "Parties" means MPLS, GP and MPL, collectively.
(x)    "Person" means a natural person, corporation, partnership, limited liability company, joint stock company, trust, estate, joint venture, union, association or unincorporated organization, governmental authority or any other form of business or professional entity.
(y)    "Representatives" has the meaning set forth in Section 8.1.
(z)    "Security Regulations" has the meaning set forth in Section 8.2(a).
(aa)    "Services" means the Services generally described on Annex B and any other Service provided by MPLS or any of its Affiliates pursuant to this Agreement.

(bb)    "Systems" has the meaning set forth in Section 8.2(a).
(cc)    '"Term" has the meaning set forth in Section 2.1.
(dd)    "Third Party"' means a Person that is not a Party or an Affiliate of a Party.
1.2 Interpretation. In this Agreement, unless the context clearly indicates otherwise:
(a)    words used in the singular include the plural and words used in the plural include the singular;
(b)    references to any Person include such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and a reference to such Person's "Affiliates" shall be deemed to mean such Person's Affiliates after the Effective Date;
(c)    any reference to any gender includes the other gender;
(d)    the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation";
(e)    any reference to any Article, Section or Annex means such Article or Section of, or such Annex to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;
(f)    the words "herein," "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;
(g)    any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;
(h)    any reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;
(i)    relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and ''through" means "through and including";
(j)    if there is any conflict between the provisions of the main body of this Agreement and the Annexes hereto, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in such Annex;
(k)    the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;
(l)    any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Affiliates to take such action or refrain from taking such action, as the case may be (and, accordingly, if Services are provided by Affiliates of MPLS, references to "MPLS" shall be deemed to be references to such Affiliates which provide the Services under this Agreement);

(m)    unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States; and
(n)    the language of this Agreement shall be deemed to be the language the Parties hereto have chosen to express their mutual intent, and no rule of strict construction shall be applied against either Party.
ARTICLE II
TERM

2.1 Term. The term of this Agreement shall commence on the Effective Date and end on September 30, 2017. The term shall automatically be renewed thereafter on a year to year basis thereafter, provided that, subject to Article X, either party may terminate this Agreement upon 180 days written notice to the other. The initial term and any renewals thereof are referred as the "Term".
ARTICLE III
PERFORMANCE OF SERVICES

3.1 General.
(a)     During the Term, and subject to the terms and conditions of this Agreement, MPLS will use commercially reasonable efforts to provide, or cause to be provided, on behalf of the GP and for the benefit of MPL and the MPL Affiliated Entities, the Services to MPL and the MPL Affiliated Entities. Unless specifically provided to the contrary on Annex B, all Services provided pursuant to this Agreement shall be performed or provided, as applicable: (i) with the use of reasonable care;(ii) consistent with this Agreement and in substantially the same manner (including as to level, quality and timeliness) as such Services have been provided by MPL's former employees prior to the Effective Date; (iii) in material compliance with applicable laws, rules and regulations; and (iv) with substantially the same priority under comparable circumstances as it provides such services to itself and its Affiliates. All Services performed or provided by MPLS shall be under the direction, supervision and control of the GP.
(b)    Notwithstanding anything to the contrary in this Agreement, neither MPLS nor any of its Affiliates, shall be required to perform Services or take any actions relating thereto that conflict with or violate any applicable law, contract, license, sublicense, authorization, certification or permit.
(c)    MPLS will provide such suitably qualified and experienced personnel to GP for the performance of Services as MPLS is able to make available to GP, and GP will have the right to approve such personnel. In the event that MPLS is unable to provide suitably qualified and experienced personnel, as determined in good faith by GP, GP may engage (or hire a third party to engage) personnel to provide the relevant Services.
3.2 Additional Services. If GP or MPL reasonably determines that additional services (not listed on Annex B) of the type that are customarily required by similarly situated companies in the midstream petroleum industry are necessary to conduct the business of MPL, then GP or MPL may provide written notice thereof to MPLS in accordance with Section 3.3. Upon receipt of such notice by MPLS, if MPLS is willing, in its sole discretion, to provide such additional service during the Term, the Parties will negotiate in good faith an amendment to Annex B to include the additional service (each such service an "Additional Service"), the terms and conditions for the provision of each Additional Service and the Fees payable to

MPLS for each Additional Service, such Fees to be determined with the intent that they reflect an arm's-length standard.
3.3 Modification; Third Party Providers.
(a)     Any requests or other communications from a Party to another Party regarding (i) the Services, (ii) any modification or alteration to the provision of the Services or (iii) the provision of Additional Services must be made by an Authorized Representative (it being understood that the receiving Party shall not be obligated to agree to any modification or alteration requested thereby).
(b)    Each Party acknowledges and agrees that certain of the Services to be provided under this Agreement have been, and will continue to be provided to GP or MPL by Third Parties designated by MPLS. To the extent so provided, MPLS shall use commercially reasonable efforts to (i) cause such Third Parties to provide such Services under this Agreement and (ii) enable GP, MPL and the MPL Affiliated Entities to avail themselves of such Services; provided, however, that if any such Third Party is unable or unwilling to provide any such Services, the Parties agree to use their commercially reasonable efforts to determine the manner in which such Services can best be provided. It is acknowledged and agreed that any costs or expenses to be incurred in connection with obtaining Services from a Third Party shall be paid by GP or MPL; provided that MPLS shall use commercially reasonable efforts to communicate in advance the expected costs or expenses to be incurred.
3.4 Disclaimer of Warranties; Force Majeure.
(a)    Except as expressly set forth in this Agreement, to the fullest extent permitted by applicable law: (i) GP and MPL acknowledge and agree that MPLS makes no warranties of any kind with respect to the Services; and (ii) MPLS expressly disclaims all warranties, expressed or implied, of any kind with respect to the Services, including any warranty of non-infringement, merchantability, fitness for a particular purpose or conformity to any representation or description as to the Services provided hereunder. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES WILL BE PROVIDED AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION, TITLE OR ANY OTHER WARRANTY WHATSOEVER.
(b)    If any Party is prevented from or delayed in complying, either totally or in part, with any of the terms or provisions of this Agreement, excluding any obligation to make payments hereunder, by reason of fire, flood, storm, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, equipment failure, any law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any governmental authority, riot, civil commotion, war, rebellion, act of terrorism, nuclear or other accident, explosion, casualty, pandemic, or act of God, or act, omission or delay in acting by any governmental or military authority or Third Party or any other cause, whether or not of a class or kind listed in this sentence, beyond the reasonable control and without the fault of the affected Party (each a "Force Majeure Event"), then upon notice to the other Parties, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such Force Majeure Event and, unless otherwise set forth herein to the contrary, the Party affected by the Force Majeure Event shall have no liability to the other Parties or any of their Affiliates or any other Person in connection therewith. Upon becoming aware of a Force Majeure Event, the Party affected by the Force Majeure Event shall promptly notify the other Parties in writing of the existence and anticipated duration of such Force Majeure Event. Each Party shall use commercially reasonable efforts to promptly mitigate or overcome such Force Majeure Event as soon as possible; provided, however, that nothing in this Section 3.4(b) will be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the affected Party, are contrary to its interest. It is understood that the settlement of a strike, walkout, lockout or other labor dispute will be entirely within the discretion of the affected Party. If MPLS is unable to provide any of the Services due to a Force Majeure Event, each Party shall use commercially reasonable efforts to cooperatively seek a solution that is mutually satisfactory to the Parties. GP and MPL shall have the right, but not the obligation, to engage subcontractors to perform any such Services that MPLS is unable to provide for the duration of the Force Majeure Event; provided, however, that any Fees paid or payable by MPL to MPLS under this Agreement shall be reduced (or refunded, if applicable) on a dollar-for-dollar basis by any amounts paid by or on behalf of MPL to any subcontractors with respect to any Services that MPLS is unable to perform as a result of a Force Majeure Event. For the avoidance of doubt, if GP or MPL engages subcontractors to perform any Services during a Force Majeure Event, MPLS shall not be required to refund, or otherwise be liable for, any amounts in excess of the aggregate Fees paid or owed to MPLS with respect to such Services during the period of the Force Majeure Event.
ARTICLE IV
COOPERATION

4.1 Cooperation. Each Party shall use good faith efforts to cooperate with the other Parties in all matters relating to the provision and receipt of the Services, including providing in a timely manner any information, documentation, approvals and acceptances reasonably requested by the Parties, other than information and documentation protected by attorney-client privilege.
4.2 Consents.
(a)     Each Party shall provide reasonable cooperation to obtain all Third Party consents for any Third Party software or other Third Party intellectual property related to the provision of the Services sufficient to enable MPLS to perform the Services in accordance with this Agreement; provided, however, that no Party shall be obligated under this Agreement to pay any consideration (other than de minimis transfer fees), grant any concession or incur any liability to any Third Party to obtain any such Third Party's consent.
(b)    If any Third Party consent or approval required for the provision of Services hereunder is not obtained, then, unless and until such Third Party consent or approval is obtained, the Parties shall, to the extent practicable, cooperate with each other in achieving a reasonable alternative arrangement for GP and MPL to obtain such Services.

ARTICLE V
FEES

5.1 Fees. GP and MPL shall pay MPLS the Fees for the Services as set forth on Annex and in accordance with Article VI.
5.2 Taxes. To the extent required by applicable law, MPLS shall add to any Fees due under this Agreement amounts equal to any sales, use or similar taxes, however designated or levied, based upon the provision of the Services. MPLS shall be solely responsible for the collection and remittance of any such taxes to the appropriate tax authorities. The Parties shall cooperate with each other to minimize any such taxes to the extent reasonably practicable. If additional taxes are determined to be due with respect to the Services provided hereunder as a result of an audit by any applicable tax authority, MPL agrees to reimburse MPLS for the additional taxes due from MPLS including interest and penalty. MPL shall have the right to contest with the tax authority at MPL's sole expense the amount of any taxes or the result of any audit. MPLS will be responsible for any penalty or interest resulting from its failure to remit any invoiced taxes. Notwithstanding anything in this Agreement to the contrary, this Section 5.2 shall, to the fullest extent permitted by applicable law, survive the termination of this Agreement and remain in effect until the expiration of the relevant statutes of limitations.
5.3 Adjustments. In the event of the termination of this Agreement prior to the scheduled expiration of the Term (a) with respect to any Services for which the Fee for such Services is charged as a flat monthly rate, if termination occurs other than the end of the month, the Fee tor that month shall be prorated to reflect a partial month, and (b) with respect to any other Services, all amounts due pursuant to the terms hereof with respect to the Services shall be appropriately prorated and reduced to reflect such shortened period during which such Services are actually provided, and MPLS shall refund to GP or MPL the appropriate prorated amount for any such Services that have been paid for in advance. Notwithstanding the immediately preceding sentence, to the extent any amounts due or advances made hereunder related to costs or expenses that have been or will be incurred and that cannot be recovered by MPLS, such amounts due or advances made shall not be prorated or reduced and MPLS shall not be required to refund any prorated amount for such costs or expenses; and GP or MPL shall reimburse MPLS for any Third Party cancellation or similar charges incurred as a result of such early termination.
ARTICLE VI
INVOICE AND PAYMENT; AUDIT

6.1 Invoices and Payment. Within 20 days following the end of each month during the Term, MPLS will submit to MPL for payment a written statement of amounts due under this Agreement for such month. The statement will set forth the Fees, in the aggregate and itemized, based on the descriptions set forth on Annex B. Each statement will contain reasonably satisfactory documentation in support of such amounts as specified therein and such other supporting detail as the other Party may reasonably require to validate such amounts due. Except as otherwise provided in this Agreement, GP and MPL shall reimburse MPLS in accordance with this Article VI for all out-of-pocket costs and expenses actually paid by MPLS to Third Parties on behalf of MPL in connection with providing the Services ("Expenses").

6.2 Timing of Payment; No Offsets. MPL will pay all amounts due pursuant to this Agreement within 10 days after the receipt of the invoice therefor. MPL shall not offset any amounts owing to it by MPLS or any of its Affiliates against amounts payable hereunder.
6.3 Non-Payment. If MPL fails to pay the full amount of any invoice within 30 days after its receipt of the invoice, such failure shall be considered a material default under this Agreement for purposes of Section 10.2. Payments made after the date they are due shall bear interest at the Default Rate.
6.4 Payment Disputes. Subject to Section 6.5, MPL may object to any amounts for any Service invoiced to it at any time before or after payment is made, provided such objection is made in writing to MPLS within 90 days following the end of the calendar year in which such Services were performed. MPL shall timely pay the disputed items in full while resolution of the dispute is pending; provided, however, that MPLS shall pay interest at the Default Rate on any amounts it is required to return to GP or MPL upon resolution of the dispute. Payment of any amount shall not constitute approval thereof. Any dispute under this Section 6.4 shall be resolved in accordance with the provisions of Section 12.2.
6.5 Audit Rights.
(a)     MPL may, at its own cost and expense, audit (or cause an independent Third Party auditor to audit) the books and records of MPLS to the extent necessary to determine MPLS's compliance with this Agreement with respect to Fees and Expenses charged or the performance of MPLS 's obligations under this Agreement. MPL shall have the right to conduct such audit no more than once with respect to each calendar year during the Term; provided, however, that any such audit shall not be commenced later than 12 months after the end of the calendar year to be audited.
(b)    Any audit shall be conducted during regular business hours and in a manner that does not unreasonably interfere with the operations of MPLS. MPL shall provide notice to MPLS not less than 30 days prior to the commencement of the audit and shall specify the date on which the audit will commence. If the audit concludes that an overpayment or underpayment has occurred during the audited period, then MPL may raise an objection pursuant to Section 6.4.
ARTICLE VII
CONTROL OF SERVICES; OWNERSHIP OF ASSETS

7.1 Control of Services. Notwithstanding anything to the contrary in this Agreement, GP, for itself and for MPL and the MPL Affiliated Entities, shall at all times have exclusive authority to manage and control the business and operations of MPLS. In connection with managing and controlling the business and operations of MPLS, the provision of the Services shall be under the ultimate direction, control and supervision of GP.

7.2 Employee Status. During the Term of this Agreement:
(a)    No employee of MPLS shall be deemed an employee of GP or MPL by reason of such employee's involvement in providing Services provided hereunder. MPLS shall bear the sole responsibility for payment of each such employee's wages, benefits, all withholding obligations to federal, state and local taxation and insurance authorities and all other costs and expenses associated with such employees, including workers' compensation expense.
(b)    Subject to the rights of GP to direct and control the performance and provision of the Services as set forth in this Agreement, MPLS shall serve as the employer directly controlling the personnel that it provides to perform such Services and shall retain the exclusive right to review employees' performance, determine employees' compensation and benefits, discipline employees and determine whether or not to continue employees' employment.
(c)    Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement (i) shall be construed as granting employees any employment rights for a specific duration or constraining MPLS's right to terminate the employment relationship with any of its employees, or (ii) affecting the ability of any MPLS employee to be considered for transfers or promotions to positions listed on any internal job posting system.
7.3 Assets. All procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by a Party or any of its Affiliates in connection with the provision of the Services hereunder shall remain the property of such Party or its Affiliates and, except as otherwise provided herein, shall at all times be under the sole direction and control of such Person. No license under any patents, know-how, trade secrets, copyrights or other rights is granted by this Agreement or any disclosure in connection with this Agreement by any Party.
ARTICLE VIII
CONFIDENTIALITY; SECURITY

8.1 Confidentiality.
(a)    From and after the Effective Date, each Party shall hold and shall cause its respective Subsidiaries and Affiliates and its and their directors, managers, officers, employees, agents, consultants, advisors, and other representatives (collectively, "Representatives") to hold all Confidential Information of another Party in strict confidence, with at least the same degree of care that applies to such Party's confidential and proprietary information and shall not use such Confidential Information except in connection with the performance of the Services hereunder, and shall not release or disclose such Confidential Information to any other Person, except its Representatives. Each Party shall be responsible for any breach of this section by any of its Representatives.
(b)    If a Party receives a subpoena or other demand for disclosure of Confidential Information received from any other Party or must disclose to a governmental authority any Confidential Information received from such other Party in order to obtain or maintain any required governmental approval, the receiving Party shall, to the extent legally permissible, provide notice to the providing Party before disclosing such Confidential Information. Upon receipt of such notice, the providing Party shall promptly either seek an appropriate protective order, waive the receiving Party's confidentiality obligations hereunder to the extent necessary to permit the receiving Party to respond to the demand, or otherwise fully satisfy the subpoena or demand or the requirements of the applicable governmental authority. If the receiving Party is nonetheless legally compelled to disclose such Confidential Information, or if the providing Party does not promptly respond as contemplated by this section, the receiving Party may disclose that portion of Confidential Information required to be disclosed by the subpoena or other demand.
(c)    Each Party acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 8.1 and agrees that, in the event of such breach, the disclosing Party may, in addition to the other remedies that may be available to it, to the fullest extent permitted by applicable law, apply to a court for an injunction to prevent breaches of this Section 8.1 and to enforce specifically the terms and provisions of this Section 8.1. Notwithstanding any other section hereof, the provisions of this Section 8.1 shall survive the termination of this Agreement.
8.2 System Security.
(a)    If any Party is given access to another Party's computer systems or software (collectively, "Systems") in connection with the Services, the Party given access (the "Availed Party") shall comply with all of the other Party 's system security policies, procedures and requirements that have been provided to the Availed Party in advance and in writing (collectively, the "Security Regulations"), and shall not tamper with, compromise or circumvent any security or audit measures employed by such other Party. The Availed Party shall access and use only those Systems of the other Party for which it has been granted the right to access and use.
(b)    Each Party shall use commercially reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the Systems of the other Party gain such access, and each Party shall use commercially reasonable efforts to prevent unauthorized access, use, destruction, alteration or loss of information contained in the Systems, including notifying its respective personnel of the restrictions set forth in this Agreement and of the Security Regulations.
(c)    If, at any time, the Availed Party determines that any of its personnel has sought to circumvent, or has circumvented, the Security Regulations, that any unauthorized Availed Party personnel have accessed the Systems, or that any of its personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software of the other Party, the Availed Party shall promptly terminate any such person's access to the Systems and promptly notify the other Party. In addition, such other Party shall have the right to deny personnel of the Availed Party access to its Systems upon notice to the Availed Party in the event that the other Party reasonably believes that such personnel have engaged in any of the activities described in this Section 8.2(c) or otherwise pose a security concern. The Availed Party shall use commercially reasonable efforts to cooperate with the other Party in investigating any apparent unauthorized access to such other Party's Systems.

ARTICLE IX
NO PARTNERSHIP OR AGENCY RELATIONSHIP

9.1 No Partnership or Agency Relationship: Independent Contractor. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, franchise or joint venture relationship among the Parties or any of their Affiliates. Neither Party shall have power to control the activities and operations of the other Party or its Affiliates, nor to bind or commit the other Party or its Affiliates. MPLS shall at all times be acting as an independent contractor under this Agreement.
ARTICLE X
TERMINATION

10.1 General. Subject to the provisions of Section 10.4, this Agreement shall terminate, and the obligation of MPLS to provide Services shall cease, on the earliest to occur of (a) the date on which the provision of all Services has been terminated by the Parties pursuant to Section 10.2, or (b) the date on which the Term of this Agreement has ended pursuant to Section 2.1.
10.2 Termination. In addition to the termination rights set forth in Section 2.1, and subject to the other provisions of this Article X, each Party shall have the right to terminate this Agreement effective upon delivery of written notice to the other Party if: (a) the other Party makes an assignment for the benefit of creditors, or becomes bankrupt or insolvent, or is petitioned into bankruptcy, or takes advantage of any state, federal or foreign bankruptcy or insolvency act, or if a receiver or receiver/manager is appointed for all or any substantial part of its property and business and such receiver or receiver/manager remains undischarged for a period of 30 days; (b) the other Party materially defaults in the performance of any of its covenants or obligations contained in this Agreement and such default is not remedied to the non-defaulting Party 's reasonable satisfaction within 10 days with respect to a default of any payment obligation or 45 days with respect to the default of any other obligation contained in this Agreement, after receipt of written notice by the defaulting Party informing such Party of such default, or if such default is not capable of being cured within 45 days, if the defaulting Party has not promptly begun to cure the default within such 45-day period and thereafter proceeded with all diligence to cure the same.
10.3 Procedures on Termination. Following termination of this Agreement each Party will cooperate with the other as reasonably necessary to avoid disruption of the ordinary course of the other Party's business. Termination shall not affect any right to payment for Services provided prior to termination.
10.4 Effect of Termination. Upon termination of this Agreement, all rights and obligations of the Parties hereunder shall cease, provided that such termination shall not effect or excuse a Party 's breach of this Agreement prior to termination, and provided further that Article V (with respect to Fees and Taxes and Third Party costs and expenses incurred or attributable to periods prior to termination), Sections 6.1, 6.2, 6.4, 6.5 and 10.3, this Section l 0.4 and Articles I, VII, VIII, XI and XII shall, to the fullest extent permitted by applicable law, survive any termination of this Agreement.

ARTICLE XI
INDEMNIFICATION

11.1 Indemnification by MPL. MPL shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each of the MPLS Indemnified Parties and the GP Indemnified Parties for any Losses incurred by them in connection with or arising out of: (a) any breach of the payment provisions of this Agreement by MPL; and (b) any Third Party claims arising out of the provision of the Services, except to the extent that such Third Party claims have arisen out of the gross negligence, willful misconduct or bad faith of MPLS or any MPLS Affiliated Entity or their respective directors, managers, officers, or employees.
11.2 Indemnification by MPLS. MPLS shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless the GP Indemnified Parties and the MPL Indemnified Parties for any Losses incurred by them in connection with or arising out of: (a) any breach of the payment provisions this Agreement by MPLS; (b) MPLS's or any MPLS Affiliated Entity's gross negligence, willful misconduct or bad faith in the performance of this Agreement; and (c) any Third Party claims arising out of the provision of the Services to the extent that such Third Party claims have arisen out of the gross negligence, willful misconduct or bad faith of MPLS or any MPLS Affiliated Entity or their respective directors, managers, officers, or employees; and (d) any and all actions, suits, or proceedings alleging that any GP Indemnified Party or MPL Indemnified Party, including but not limited to Hardin Street Transportation LLC and Woodhaven Cavern LLC, is an employer or joint employer of any MPLS employee.
11.3 Limitations and Liability. Each Party shall have a duty to mitigate the Losses for which it is responsible hereunder. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL ANY PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL (INCLUDING LOSS OF REVENUES OR PROFITS, LOSS OF DATA, LOSS OF GOODWILL AND LOSS OF CAPITAL, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), EXEMPLARY OR PUNITIVE DAMAGES OR THE LIKE (EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE PAID TO A THIRD PARTY AS A RESULT OF A THIRD PARTY CLAIM) ARISING UNDER ANY LEGAL OR EQUITABLE THEORY OR ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT (OR THE PROVISION OF SERVICES HEREUNDER), ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.
11.4 Indemnification Is Exclusive Remedy. Except for equitable relief and rights pursuant to Article VIII, to the fullest extent permitted by applicable law, the indemnification provisions of this Article XI shall be the exclusive remedy for breach of this Agreement.
11.5 Risk Allocation. Each Party agrees that the Fees charged under this Agreement reflect the allocation of risk between the Parties, including the disclaimer of warranties in Section 3.4(a) and the limitations on liability in Section 11.4. Modifying the allocation of risk from what is stated here would affect the Fees charged by MPLS, and in consideration of those Fees, each Party agrees to the stated allocation of risk.

11.6 Indemnification Procedures.
(a)    The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article XI, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim to the extent then known by the Indemnified Party.
(b)    The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article XI, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement for only the payment of money shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such claim; and provided further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld.
(c)    The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party, with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification under this Article XI, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense and counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 11.6. The obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence shall not be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article XI; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims.
(d)    In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from Third Parties.

(e)    Notwithstanding anything to the contrary hereunder, no cause of action, dispute or claim for indemnification may be asserted against any Party or submitted to arbitration or legal proceedings which accrued more than two years after the later of (i) the occurrence of the act or event giving rise to the underlying cause of action, dispute or claim and (ii) the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the Party asserting the cause of action, dispute or claim.
ARTICLE XII
MISCELLANEOUS

12.1 Entire Agreement. This Agreement, including the Annexes hereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements, negotiations, discussions, understandings and commitments, written or oral, between the Parties with respect to such subject matter.

12.2 Choice of Law; Mediation; Submission to Jurisdiction.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The Parties hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the Parties agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708. Each of the Parties hereby irrevocably and unconditionally agrees (i) to be subject to the exclusive jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii) (A) to the extent such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party's agent for acceptance of legal process, and (B) that, to the fullest extent permitted by applicable law, service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b) (A) or (B) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such Party personally within the State of Delaware. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided herein and shall not be deemed to confer rights on any person other than the Parties.
(b)    If the Parties cannot resolve any dispute or claim arising under this Agreement, then no earlier than 10 days nor more than 60 days following written notice to the other Parties, any Party may initiate mandatory, non-binding mediation hereunder by giving a notice of mediation (a "Mediation Notice") to the other Parties. In connection with any mediation pursuant to this Section 12.2, the mediator shall be jointly appointed by the Parties and the mediation shall be conducted in Findlay, Ohio unless otherwise agreed by the Parties. All costs and expenses of the mediator appointed pursuant to this section shall be shared equally by the Parties. The then-current Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the Parties, shall govern any mediation pursuant to this section. In the mediation, each Party shall be represented by one or more senior representatives who shall have authority to resolve any disputes. If a dispute has not been resolved within 30 days after the receipt of the Mediation Notice by a Party, then any Party may refer the resolution of the dispute to litigation.
12.3 Amendment. This Agreement may only be amended, modified or supplemented by a written instrument signed by an Authorized Representative of each of MPLS, GP and MPL.
12.4 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
12.5 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
12.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of any Party under this Agreement shall not be assignable by such Party without the prior written consent of the other Parties. The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).
12.7 Third Party Beneficiaries. Except to the extent otherwise provided in Article XI with respect to the rights of the MPLS Indemnified Parties, the GP Indemnified Parties and the MPL Indemnified Parties, the provisions of this Agreement are solely for the benefit of the Parties and their respective successors and permitted assigns and shall not confer upon any Third Party any remedy, claim, liability, reimbursement or other right.
12.8 Notices. All notices, requests and other communications required or permitted hereunder shall be in writing and shall be deemed duly given or delivered (i) when delivered personally, (ii) if transmitted by facsimile when confirmation of transmission is received or by email when receipt of such email is acknowledged by return email, (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (iv) if sent by private courier when received; and shall be addressed as follows:

if to    Marathon Petroleum Logistics Services LLC
539 South Main St.
Findlay, OH 45840
Attention: President
Email address: gpshaffner@marathonpetroleum.com

if to    MPLX GP LLC
200 East Hardin St.
Findlay, OH 45840
Attention: President
Email address: glpeiffer@marathonpetroleum.com

if to    Marathon Pipe Line LLC
539 South Main St.
Findlay, OH 45840
Attention: President
Email address: copierson@marathonpetorleum.com

or, to such other address as such Party may indicate by a notice delivered in accordance with this Section 12.8.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their authorized representatives as of the date(s) set forth below.

Marathon Petroleum Logistics Services LLC

By:	/s/ John S. Swearingen
John S. Swearingen, President

Date:	February 26, 2017

MPLX GP LLC

By:	/s/ Donald C. Templin
Donald C. Templin, President

Date:	February 28, 2017

Marathon Pipe Line LLC

By:	/s/ Timothy J. Aydt
Timothy J. Aydt, President

Date:	March 1, 2017

Annex A
AUTHORIZED REPRESENTATIVES

As to:
Marathon Petroleum Logistics Services LLC
J. S. Swearingen
R. P. Nichols

MPLX GP LLC
D. C. Templin
P. K. M. Beall

Marathon Pipe Line LLC
T. J. Aydt
S. M. Lyon

A-1

Annex B
SERVICES AND FEES

The Fees for the Services will reflect the employee based costs incurred by MPLS to provide such Services plus an additional monthly cost. They will be calculated and paid in the following manner: As part of the monthly invoice, MPLS will show the employee salary and wage costs (including accruals) incurred for such month. The monthly invoice will be the sum of (a) the amount in the previous sentence, plus (b) 1/12 of the estimated total benefits cost for the applicable calendar year with respect to each monthly invoice issued prior to January 1, 2017 and the actual benefits and accruals for monthly invoices issued on and after January 1, 2017, plus (c) the bonus accrual, including burden, for MPLS employees for such month, plus (d) the MPC stock-based compensation expense attributed to MPLS for such month, plus (e) $125,000.
With respect to each monthly invoice issued prior to January 1, 2017, and at the end of each calendar quarter, MPLS will compare the latest projection of benefit costs to be charged for the year to the estimated total year cost charged under (b) above. The net value of this "true-up" (whether positive or negative) of these two amounts will be an adjustment to the remaining monthly invoices for the calendar year. At the end of each calendar quarter, MPLS will calculate a "true-up" of the total benefits cost charged for the year under (b) above compared to the actual cost of such benefits. The net value of such "true-up"(whether positive or negative) will be an adjustment to the December invoice to MPL. Effective January 1, 2017, MPLS, in its sole and reasonable discretion, shall show the actual benefits and accruals for each employee to be provided by MPLS hereunder for such month multiplied by the Time Allocation applicable to each such employee.
As of the Effective Date, and as needed on a quarterly basis, MPLS shall, in its sole, reasonable discretion, establish allocations for the employees provided hereunder as of the date such allocations are made (each, a “Time Allocation”). For example, on the date the allocations are established for a given quarter, MPLS determines the percentage of a given MPLS employee’s time spent providing finance related services to MPL is 80%. The Time Allocation for any such employee will be 80% until the allocations are reset which shall be done quarterly or as needed based on the percentage of the time such employee is engaged in the provision of such Services to MPLX. Such Time Allocation, as applicable, shall be used by MPLS for determining the employee salary and wage costs incurred for the applicable employees.
With respect to each monthly invoice issued prior to January 1, 2017, MPLS, in its sole and reasonable discretion, shall calculate an appropriate allocated bonus accrual, including burden, consistent with its good faith estimate of the allocation of employees provided by MPLS hereunder on a total headcount basis (the “Bonus Accrual”). For the month in which any bonus payment is made to the employees provided by MPLS hereunder, MPLS will calculate a “true-up” of the Bonus Accrual charged for the previous year compared to the actual costs of bonuses, including burden, paid to such employees (the resulting “true-up” of those two amounts, whether positive or negative, being referred to herein as the “Bonus True-Up”).

B-2

Effective January 1, 2017, MPLS, in its sole and reasonable discretion, will show the actual cash bonuses and accruals incurred for such month for personnel provided by MPLS to MPL under this Agreement multiplied by the applicable Time Allocations for such personnel.

For the avoidance of doubt, the Parties agree that the Fees for the remainder of calendar month of the Effective Date will be calculated in the manner above and will be a pro-rata portion of such amounts based on the number of days remaining in such month from the Effective Date.
The Services will include the following, as required or requested by MPL:
1.     Tariff administration: Making all tariff filings; monitoring and updating all tariff schedules, including joint tariffs; monitoring and advising on FERC and other regulatory impacts on tariffs and tariff procedures; advising management and customers on tariffs.
2.     Health, Environment, Safety & Security: Make all regulatory contacts, monitor and develop and lead all safety and security programs. Develop and present all safety and security projects.
3.     Operations: Run and maintain the daily field operations of the pipeline systems and stations. Schedule each pipeline system and work closely with the shippers. Produce pipeline tickets and bill out tariff changes to shippers monthly. Monitor measurement on all pipeline systems. Direct the pipeline integrity, tank integrity and corrosion programs. Direct the pipeline maintenance and reliability programs. Work with Marathon Petroleum Company LP's engineering group to develop and monitor capital and expense projects.
4.     Right of way & easement administration: Work with the landowners along the right of way on easements and clearing projects. Partner with each state "811" program in which MPL operates. Direct construction and maintenance crews.
5.     Pipeline control & SCADA system: Remotely operate the pipeline systems from the Operations Center in Findlay, Ohio and back-up Center in Bluffton, Ohio using the SCADA system and other computer systems.
6.     Emergency response: Ensure that emergency response plans are in place for each pipeline system and ensure that employees are trained and ready to response to an incident if needed.
7.     Training: Train all new hourly field employees at the training center. Provide continuous training for all field employees at the center. Ensure that all technicians who need to be OQ qualified meet PHMSA guidelines.
8.     Finance & administration: Pay all monthly bills, provide payroll services and monitor MPL's usage of company vehicles. Close the financial books on a monthly basis and provide assistance to Marathon Petroleum Corporation financial reporting group on external SEC filings. Provide cost accounting and budgeting services for all of the MPL field regions and Findlay process departments. Prepare and file all FERC Form 6 reports for each company that MPL operates. Monitor and update all fixed asset records for all companies MPL operates.

B-2

9.    Human Resources: Work with human resources to assist in understanding and following applicable policies. Assist in hiring services for the hourly field technician work force when needed.
10.     Business Operations and Planning: Assist with strategic planning for MPL. Advise regarding resource allocation for MPL. Monitor the MPL capital and expense budget. Work with finance and administration, and other Marathon Petroleum Company LP departments on the preparation and analysis of monthly, quarterly and annual financial and cash flow forecasts. Consulting and advisor services not specified elsewhere.
11. Financial Planning: General financial planning for MPL, including budgeting, forecasting, financial modeling and analytical services.

B-2